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August  17,  2004

NeWave,  Inc.
30  South  La  Patera  Lane  #  7
Goleta,  CA  93117
Attn:     Aaron  Gravitz
     Director

RE:  THIRD AMENDMENT TO THE MARKETING AGREEMENT BETWEEN MEMBERWORKS INCORPORATED
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AND  NEWAVE,  INC.
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Dear  Mr.  Gravitz:

Referencing that certain Agreement between MemberWorks Incorporated ("MW") and NeWave, Inc. ("NWI") dated as of September 22, 2003, as amended by that First Amendment to the Marketing Agreement between MemberWorks Incorporated and NeWave, Inc., dated October 13, 2003 and as further amended by that Second Amendment to the Marketing Agreement between MemberWorks Incorporated and NeWave, Inc., dated February 20, 2004 (the "Agreement"; capitalized terms not defined herein shall have the respective meanings ascribed to them in the Agreement), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Section 1 of Exhibit C shall be deleted in its entirety and replaced with the following:
"The following terms not previously defined shall have the following definitions:

a. "Actual Bill Rate" means the actual percentage of Enrollees whose credit cards are not declined when the initial month's Membership Fee for the applicable Program is presented for payment to the applicable credit card issuer or merchant processor and who do not cancel their membership in a Program prior to being billed the initial Membership Fee or trial fee.
b. "Declines" means an Enrollee with respect to whom the applicable Program membership fee is declined by the applicable credit card issuer or merchant processor.
c.     "Effective  Date"  means  the  date  first  set  forth  above.

d.     "Eligible Program Member" means with respect to any Program, an Enrollee:
(i) with respect to whom the initial month's Membership Fee (as defined below) for such Program is not declined when presented for payment to the applicable credit card issuer or merchant processor, or (ii) who does not cancel his or her membership in a Program prior to being billed the initial Membership Fee or trial fee, and (iii) who is not already a member of the applicable Program and
(iv) who is verified by both MW and NWI in writing to be an Enrollee as set forth on the applicable MW Sales Tracking Report.

e. "Marketing Window" means each two week period during the Term commencing with the Effective Date.

f. "Membership Fee" means the fee charged by MW for extending membership in a Program at the end of any applicable trial period. "Membership Fee" shall specifically exclude any shipping and handling, processing, or trial period fees. Except as otherwise agreed to in writing by the parties, the initial Membership Fee shall be no less than $19.95 per month.

g. "Projected Bill Rate" means the forecast of the percentage of Enrollees whose credit cards will not be declined when the initial month's Membership Fee for the applicable Program is presented for payment to the applicable credit card issuer or merchant processor and who do not cancel their membership in a Program prior to being billed the initial Membership Fee. The Projected Bill Rate shall initially be set at thirty-five percent (35%) of Enrollees and may be changed at any time as reasonably and in good faith determined by MW based on actual and projected data.

h. "Upsell" means an offer of a product or service (including, but not limited to, a Program) following NWI's own primary product or service on an inbound call."
2. Section 2 of Exhibit C shall be deleted in its entirety and replaced with the following:
"For each Eligible Program Member enrolled in a Program beginning on May 19, 2004, and continuing through and including July 13, 2004, as a result of NWI's marketing on an Upsell, NWI shall be paid a commission of $40.00 per Eligible Program Member. For each Eligible Program Member enrolled in a Program beginning on July 13, 2004 as a result of NWI's marketing on an Upsell during each Marketing Window of the Term, NWI shall be paid a commission of $37.00 per Eligible Program Member."
3. Section 3 of Exhibit C shall be deleted in its entirety and replaced with the following:
"Commissions to which NWI is entitled with respect to Eligible Program Members shall be paid to NWI as follows: (i) with respect to those Eligible Program Members enrolled in a Program beginning on May 19, 2004, and continuing through and including July 13, 2004, seven (7) days after the Marketing Window in which Enrollees were enrolled in a Program, MW shall make a payment equal to $40.00 per Enrollee for those Enrollees that are projected to be Eligible Program Members based on the then current Projected Bill Rate; and (ii) with respect to those Eligible Program Members enrolled in a Program beginning on July 14, 2004, seven (7) days after the Marketing Window in which Enrollees were enrolled in a Program, MW shall make a payment equal to $37.00 per Enrollee for those Enrollees that are projected to be Eligible Program Members based on the then current Projected Bill Rate."
Except as expressly set forth herein, the terms and provisions of the Agreement are hereby restated in their entirety. From and after the execution and delivery of this amendment, all references to the Agreement contained in other agreements and instruments executed and delivered pursuant to or in connection with the Agreement shall hereinafter mean and refer to the Agreement as amended hereby. In the event of any contradiction(s) between this amendment and the Agreement, the terms and conditions of this amendment shall govern and control.

This amendment may be executed in counterparts, both of which shall constitute one and the same instrument. A facsimile transmission of this signed amendment bearing a signature on behalf of a party hereto shall be binding on such party.

Kindly confirm your agreement to the foregoing terms and conditions by signing this letter at the place indicated below.

Very  truly  yours,

MEMBERWORKS  INCORPORATED



By:   /s/ George W. M. Thomas
     George  W.  M.  Thomas
                                        Senior  Vice  President  and  General
                                        Counsel

AGREED  TO  AND  ACCEPTED  BY:

NEWAVE,  INC.



By:/s/ Michael Hill
Name: Michael Hill